EXHIBIT 99.1

CHATTANOOGA, Tenn.—(BUSINESS WIRE)—November 20, 2003—Next Inc. (OTCBB:NXTI – News) today announced that it had been notified by news services that Dan F. Cooke, CEO, and John D. Gioioso, a financial consultant to the Company had been named in a federal criminal complaint alleging conspiracy to commit securities fraud. Neither the Company, nor either Mr. Cooke or Mr. Gioioso have been served with an official copy of the complaint, said Mr. Charles Thompson, Next, Inc.’s CFO.

“The Company does not believe that it or anyone associated with Next, Inc. has done anything wrong. Messrs. Cooke and Gioioso have both categorically denied the allegations made against them and intend to defend themselves vigorously,” stated Thompson.

“The Company is continuing its normal business practices and reaffirms that its fundamental plan is continuing to be executed unchanged from its earlier announcements,” said Thompson.